Exhibit 3.3
CERTIFICATE OF ELIMINATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

CAPITAL ONE FINANCIAL CORPORATION

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Capital One Financial Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following resolutions respecting shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Corporation were duly adopted by the Corporation’s Board of Directors:

NOW, THEREFORE, BE IT RESOLVED, that no shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A are outstanding and that no shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A will be issued subject to the certificate of designations previously filed with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A; and

RESOLVED FURTHER, that each officer of the Corporation (acting alone or together with any other officer) is hereby authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Certificate of Elimination”).

[Signature Page Follow(s)]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Amy D. Cook
Name: Amy D. Cook
Title: Assistant Secretary

Date:	May 16, 2011